UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 15, 2010

AMERICAN EAGLE ENERGY INC.

(Exact name of registrant as specified in its charter)

Nevada	333-143626	20-8642477
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

27 North 27th Street, Suite 21-G, Billings, MT 59101
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:   (310) 706-4009

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 8 – OTHER EVENTS

ITEM 8.01  Other Events.

On April 15 2010, we executed a Securities Purchase Agreement pursuant to which we sold a $1,000,000 Secured, Convertible Debenture to a third-party investor.  The Debenture is due April 15, 2011, and bears interest at a rate of 8% per annum.  Interest is payable on a quarterly basis, either in cash or through the issuance of additional shares of our common stock or a combination thereof at the initial conversion price of $0.75 per share.  The Debenture is secured by all of our assets.

At any time and from time to time, the holder of the Debenture may elect to convert all or a portion of it into shares of our common stock at the initial conversion price of $0.75 per share.  Issuance of conversion or interest shares may not occur if, immediately after such issuance, the holder of the Debenture would possess a beneficial ownership interest in excess of 4.99% of our then-outstanding common stock.  On not less than 61 days’ notice, the holder may increase or decrease such limit, so long as it does not exceed 9.99%.  We have provided the purchaser of the Debenture with certain anti-dilution protection, as discussed below.  We also agreed to reserve and keep available a sufficient number of shares of our common stock to permit the issuance of both conversion and interest-payment shares.

In connection with the sale of the Debenture, we also granted the purchaser a Common Stock Purchase Warrant for the purchase of up to 625,000 shares of our common stock.  The Warrant expires April 15, 2012, and may be exercised at any time prior to expiration at an initial exercise price of $0.80 per share.  The Warrant contains a net-exercise provision and provides certain anti-dilution protection to the holder.

If  we sell or grant any option to purchase, or sell or grant any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant, or any option to purchase or other disposition of) any of our common stock at an effective price per share less than the then-current Debenture conversion price or Warrant exercise price, then such conversion or exercise price shall be reduced to such new sale or grant price and the number of underlying shares of our common stock shall be proportionately increased.  Further, the then-current Debenture conversion price or Warrant exercise price is subject to adjustment in the event that we pay stock dividends, declare a stock split, or engage in a merger, or other fundamental transaction.

In connection with the sale of the Debenture and the granting of the Warrants, we entered into a Registration Rights Agreement, in which we agreed to provide the purchaser with certain piggy-back and demand registration rights.  Such rights expire when all of the shares of our common stock underlying the Debenture and Warrant become eligible for resale without the need for registration pursuant to Rule 144.

Proceeds from the sale of the Debenture will be used to fund general corporate purposes, as well as to further our leasing efforts in various resource opportunities.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 15, 2010	AMERICAN EAGLE ENERGY INC.

	By:	/s/ Richard Findley
Richard Findley
President and Chief Executive Officer